Exhibit 99.1

Cray Media:	Investors:
Juliet McGinnis	Paul Hiemstra
206/701-2152	206/701-2044
pr@cray.com	ir@cray.com

CRAY ANNOUNCES SELECTED PRELIMINARY 2018 FINANCIAL RESULTS
Company reaffirms 2019 revenue outlook

Seattle, WA - January 14, 2019 - Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced selected preliminary 2018 financial results. The 2018 anticipated results presented in this release are based on preliminary financial data and are subject to change until the year-end financial reporting process is complete.

Based on preliminary results, total revenue for 2018 is expected to be about $450 million. As of December 31, 2018, cash, investments, and restricted cash totaled somewhat more than $240 million.

While a wide range of results remains possible for 2019 and based on the Company’s preliminary 2018 results, Cray continues to expect 2019 annual revenue to grow modestly compared to 2018. The Company expects to recognize a substantial net loss for both 2018 and 2019. Revenue is expected to be about $70 million for the first quarter of 2019.

“We finished the year on a strong note, completing all of our large acceptances targeted for the fourth quarter,” said Peter Ungaro, president and CEO of Cray. “While our core market continues to show signs of a rebound, we expect to grow modestly in 2019 as we transition to our next generation Shasta supercomputer systems late this year and a significant number of large opportunities are slated for delivery in 2020 and beyond. Overall, I’m pleased with our progress in 2018 and excited about our product roadmap and ability to drive long-term growth.”

About Cray Inc.
Cray Inc. (Nasdaq:CRAY) combines computation and creativity so visionaries can keep asking questions that challenge the limits of possibility. Drawing on more than 45 years of experience, Cray develops the world’s most advanced supercomputers, pushing the boundaries of performance, efficiency and scalability. Cray continues to innovate today at the convergence of data and discovery, offering a comprehensive portfolio of supercomputers, high-performance storage, data analytics and artificial intelligence solutions. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected operating results, Cray’s ability to grow in the future, and its product development, sales, and delivery plans. These statements involve current expectations, forecasts of future events, and other statements that are not historical facts. Inaccurate assumptions and estimates as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that changes to these preliminary results will be required as a result of completing the financial reporting closing process and financial audit, the risk that Cray will not be able to secure orders for Cray systems to be accepted in the future when or at the levels expected, the risk that the segments of the high-end of the supercomputing market that Cray targets do not recover from the current downturn as early or as completely as expected or at all, the risk that Cray is not able to successfully complete its planned product development efforts or to ship Shasta systems within the planned timeframe or at all, the risk that Shasta systems will not have the features, performance or components currently planned, the risk that processors and interconnect technology planned for Cray Shasta systems are not available when expected or with the performance or pricing expected, the risk that the systems ordered by customers are not delivered when expected, do not perform as expected once delivered, or have technical issues that must be corrected before acceptance, the risk that the acceptance process for delivered systems is not completed, or customer acceptances are not received, when expected or at all, the risk that government funding to Cray for research and development projects is less than expected, the risk that Cray is not able to successfully sell products and services in the big data, artificial intelligence, and commercial markets as expected or at all, the risk that Cray is not able to expand and penetrate its addressable market as expected or at all, the risk that the expense and/or effort to address Cray systems at customer sites that have issues with third party components or with Cray components is material, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in Cray’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and from time to time in other reports filed by Cray with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change Cray’s expectations.

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Cray is a federally registered trademark of Cray Inc. in the United States and other countries.